COLFAX CORPORATION
2016 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.001 par value, (the “Stock”) to the optionee named below. The terms and conditions of the option are set forth in this cover sheet to the Non-Qualfied Stock Option Agreement, in the attached Non-Qualified Stock Option Agreement (together with the cover sheet, the “Agreement”), and in the Company’s 2016 Omnibus Incentive Plan (the “Plan”).

Grant Date:

Name of Optionee:
Number of Shares Covered by Option:
Option Price per Share: $

Vesting Start Date:

Vesting Schedule:

By accepting this award in the manner established by the Company, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION
2016 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting
This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to one-third (1/3) of the total number of shares covered by this option, as shown on the cover sheet, on each of the first three annual anniversaries of the Vesting Start Date, provided you then continue in Service. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

No additional shares of Stock will vest (after taking into account any accelerated vesting explicitly provided for in this Agreement) after your Service has terminated for any reason.

Term
Your option will expire in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than death, Disability or Cause, then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Death
If your Service terminates because of your death, then your option will immediately become 100% vested and will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve month period, your estate or heirs may exercise your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability
If your Service terminates because of your Disability, then your option will immediately become 100% vested and will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” in the manner determined by the Company. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•	Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•	Shares of Stock which have already been owned by you, including but not limited to Shares which would otherwise be delivered on settlement of the option subject to this Agreement, and

•	which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•
By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Committee if you are either an executive officer or a director of the Company).

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Corporate Transaction
Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, this option will (i) become 100% vested and will be subject to the treatment described in Section 17.3(ii) of the Plan if it is not assumed or continued, or equivalent options are not substituted for the options, by the Company or its successor, or (ii) if assumed or substituted for, upon your involuntary termination without Cause within the 12-month period following the consummation of the Corporate Transaction. Notwithstanding any other provision in this Agreement, if you experience such a Corporate Transaction employment termination, the option will expire one year after the date of termination of Service (or, if earlier, the 7th anniversary of the Grant Date).

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

In connection with any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option purporting to arise under such an agreement.

Retention Rights
Neither your option nor this Agreement give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Forfeiture of Rights
Although vested within the meaning of Section 83 of the Internal Revenue Code since no substantial risk of forfeiture exists once the option become exercisable according to the vesting schedule above, the option will not be earned until the you have fulfilled all of the conditions precedent set forth in this Agreement, including, but not limited to, the obligations set forth in “Forfeiture of Rights” section, and you shall have no right to retain the shares or the value thereof upon vesting or exercise of the option until all conditions precedent have been satisfied. If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding option, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of an option or (B) a forfeiture of any Stock acquired by you upon the exercise of an option (but the Company will pay you the option price without interest). Unless otherwise specified in an employment or other agreement between the Company and you (including the Company’s Code of Ethics), you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company. YOU UNDERSTAND THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE UNEXERCISED PORTION OF THE OPTION AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF SHARES ISSUED UPON AN EXERCISE OF THE OPTION IF YOU SHOULD CHOOSE TO VIOLATE THIS PROVISION PRIOR TO THE EXPIRATION OF THE OPTION OR WITHIN ONE (1) YEAR AFTER YOUR TERMINATION OF SERVICE.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and

the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Unless otherwise specified in an employment or other agreement between the Company and you, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the
Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver all communications regarding the Plan and this award (including, but not limited to, the Plan prospectus and the Company’s annual report) to you in an electronic format or through an online or electronic system established by the Company or a third party designated by the Company. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Corporate Human Resources to request paper copies of these documents.

By accepting this award in the manner established by the Company, you agree to all of the terms and conditions described above and in the Plan.